CHASE GROWTH FUND
MULTIPLE CLASS PLAN

This Multiple Class Plan (“Plan”) is adopted by the Chase Growth Fund (the “Fund”), a series of Advisors Series Trust (the “Trust”), a Delaware Trust, with respect to the classes of shares (individually a “Class” and together “Classes”) of the series of the Trust (the “Trust”) set forth in the exhibits hereto.

1.	Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Trust Act of 1940, as amended, so as to allow the Trust to issue more than one Class of shares of the Fund in reliance on Rule 18f-3 and to make payments as contemplated herein.

2. Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Sales Load and Expenses: (Class N) Class Shares are subject to a shareholder service fee of up to 0.25% of average daily net assets of the Shares and are not subject to a sales load or Rule 12b-1 fee. (Substantial Investor Class) Shares are not subject to a sales load, shareholder servicing fee or Rule 12b-1 fee.

c)
Distribution of Shares: (Class N) Shares are sold primarily to retail investors are offered through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents (together “Brokers”). These Fund shares are also offered directly through their distributor. (Substantial Investor Class).are being offered to a limited category of investors, most notably those individual accounts identified by the Advisor whose cumulative investment in the Growth Fund exceeds $1 million. The (Substantial Investor Class) Shares of the Fund are not available through platforms, broker-dealers or other financial intermediaries. The (Substantial Investor Class) Shares are purchased directly through the advisor or transfer Agent. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus.

d)	Minimum Investment Amounts: The minimum initial investment in the (Substantial Investor Class) is $1,000,000 for regular accounts and $2,000 for investment in the (Class N) shares.

e)
Voting Rights: Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3. Expense allocations

The expenses incurred pursuant to the Shareholder Servicing Plan will be borne solely by Class N shareholders, and constitute an expense allocated to that Class and not any others.

4. Exchange Features

Shareholders may exchange shares for those of similar Share classes.
5. Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust's Board of Trustees; (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Fund, a series of Advisors Series Trust as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this ___ th day of January, 2007.

ADVISORS SERIES TRUST

By: ______________________________

Title: _____________________________

Date: _____________________________

EXHIBIT A
to the
ADVISORS SERIES TRUST
MULTIPLE CLASS PLAN

Fund Name: Chase Growth Fund	Minimum Investment
	Regular Accounts	Retirement or Tax-Deferred Accounts
(Class N Shares)	$2,000	$250
(Substantial Investor Class Shares)	$1,000,000